FOR IMMEDIATE RELEASE

TIB FINANCIAL CORP. REPORTS FOURTH QUARTER RESULTS

NAPLES, FL. March 15, 2011 – TIB Financial Corp. (NASDAQ: TIBB) today reported its financial results fourth quarter of 2010.

“TIB has made significant progress in redirecting its focus on primary objectives of growth, expansion and improving profitability and efficiency. The satisfaction of regulatory capital requirements and compliance with its regulatory agreements has allowed a shift of the Company’s attention to operating a conventional commercial and retail bank and providing increasingly competitive financial services and exceptional customer service to the communities we serve,” said R. Eugene Taylor, Chairman and Chief Executive Officer of the Company and NAFH. “We continue to increase our emphasis and focus on loan origination and core deposit generation. As a profitable, stable and secure financial institution, unlike many of our local community bank competition, we are actively seeking to expand our franchise, increase market share and develop new customer relationships,” continued Taylor.

Significant quarterly accomplishments are outlined below.

•
The Company affected a 1 for 100 reverse stock split and launched a rights offering to shareholders of record as of July 12, 2010 which resulted in approximately $8.0 million of additional capital and compliance with the continued listing requirements of the Nasdaq Capital Market.

•	The Company’s subsidiary bank’s leverage, tier 1 risked-based ratio and total risk-based ratios were 8.1%, 13.0% and 13.1%, respectively, and exceeded all regulatory requirements at December 31, 2010.

•
The net interest margin increased 31 basis points to 3.16% during the quarter in comparison to 2.85% in the third quarter of 2010 due to continued favorable repricing of deposit liabilities coupled with the impact of purchase accounting adjustments resulting in the adjustment of above market deposits and borrowings to market yields as of September 30, 2010. While the high level of cash and highly liquid investment securities maintained during the quarter is available to be redeployed to fund higher yielding assets as such opportunities arise, the margin and overall earning asset yield is unfavorably impacted by these lower yielding assets.

•	The Company originated $37 million of residential mortgages, $3.3 million of commercial loans and $7.4 million in consumer and indirect loans to prime borrowers during the quarter.

•	The Company was granted additional credit availability from the FHLB and the ability to extend borrowing maturity duration beyond one-year.

•
Naples Capital Advisors and TIB Bank’s trust department continued to establish new investment management and trust relationships, increasing the market value of assets under management by $47 million or 32% from December 31, 2009 and by $9 million, or 5% during the quarter to $193 million as of December 31, 2010.

Financial Discussion

Due to the closing of the investment by North American Financial Holdings, Inc. on September 30, 2010, resulting in their ownership of approximately 99% of the Company, significant preliminary accounting adjustments were recorded resulting in the Company’s balance sheet being revalued at fair value. The most significant adjustments were recorded relating to loans which previously were recorded based upon their carrying amounts and were adjusted to reflect September 30, 2010 estimated fair values. Accordingly, under accounting principles generally accepted in the United States, no allowance for loan losses was required at September 30, 2010 and the operating results of the Company in future periods will be impacted by these fair value adjustments as the underlying assets and liabilities are converted in the normal course of business. As the Company is still in the process of completing the fair value analysis of assets and liabilities, the final adjustments may differ significantly from the preliminary estimates recorded to date. Adjustments to preliminary fair value estimates previously reported as of September 30, 2010 are primarily comprised of the following: a $17.3 million increase in loans; a $19.2 million increase in deferred income tax assets; a $3.5 million decrease in certificates of deposit; a $1.7 million decrease in subordinated debt; a $1.0 million decrease in OREO; and a corresponding decrease of $39.7 million in goodwill.

The Company reported net income for the fourth quarter of $560,000 compared to a net loss of $45.1 million for the fourth quarter of 2009. The loss reported in the fourth quarter of last year was primarily due to the following: $24.0 million of income tax expense related to the recognition of a full valuation allowance against deferred tax assets; $16.4 million in provisions for loan losses and $5.9 million in goodwill impairment charges.  Increases in net interest income of $1.3 million and $1.6 million, respectively, over the fourth quarter of 2009 and the third quarter of 2010 are primarily due to the impact of the purchase accounting adjustments which revalued above market deposits and borrowings to yield market interest rates as of September 30, 2010.

The provision for loan losses of $402,000 recorded during the fourth quarter of 2010 reflects the allowance for loan losses established for loans originated subsequent to September 30, 2010. No net charge-offs or losses on the disposition of other real estate owned were recorded as credit losses experienced during the quarter were incorporated in the net discounts recorded on loans and other real estate acquired as of September 30, 2010. The increase in salaries and employee benefits expense over the third quarter of 2010 reflects approximately $80,000 of severance costs. The decrease in net occupancy expense reflects the impact of purchase accounting adjustments related to recording premises and equipment at fair value and the corresponding impact on depreciation expense. Net income of $560,000, or $0.05 per common share for the current quarter, compared to a net loss of $67.56 per share for the third quarter of 2010 and $307.36 for the fourth quarter of 2009. The 2010 third quarter net loss allocated to common shareholders includes the impact of a $24.3 million gain allocated to common shareholders related to the exchange of Series A preferred stock for Common Stock and Series B Preferred Stock valued at approximately $12.2 million in connection with the investment by NAFH.

During the current quarter, the 31% provision for income taxes was lower than statutory rates due to the impact of earnings which are not taxable for federal purposes.

About TIB Financial Corp.

Headquartered in Naples, Florida, TIB Financial Corp. is a financial services company with approximately $1.8 billion in total assets and 27 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Cape Coral and Venice. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor with approximately $193 million of assets under advisement.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank and Naples Capital Advisors, Inc., serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas. The companies’ experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank and Naples Capital Advisors, Inc., visit www.tibbank.com and www.naplescapitaladvisors.com, respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com.  For more information, contact Christopher G. Marshall, Chief Financial Officer, at (704) 554-5901, or Stephen J. Gilhooly, Treasurer, at (239) 659-5876.

#           #           #           #           #

Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results.  Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the “forward-looking” statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

SUPPLEMENTAL FINANCIAL DATA IS ATTACHED

TIB FINANCIAL CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	For the Quarter Ended
	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
	Successor Company	Predecessor Company
Interest and dividend income	$15,681	$17,042	$16,988	$18,287	$19,120
Interest expense	3,249	6,256	6,386	6,793	7,943
NET INTEREST INCOME	12,432	10,786	10,602	11,494	11,177

Provision for loan losses	402	17,072	7,700	4,925	16,428

NON-INTEREST INCOME:
Service charges on deposit accounts	864	831	839	915	1,009
Fees on mortgage loans sold	449	455	481	283	370
Investment securities gains, net	-	-	993	1,642	2,477
Investment advisory and trust fees	354	328	313	307	297
Gain on bank owned life insurance policy	-	-	134	-	-
Other income	1,043	804	734	267	647
Total non-interest income	2,710	2,418	3,494	3,414	4,800

NON-INTEREST EXPENSE:
Salaries & employee benefits	6,632	6,610	6,413	6,836	6,858
Net occupancy expense	2,051	2,391	2,273	2,284	2,487
Goodwill impairment charge	-	-	-	-	5,887
Foreclosed asset related expense	536	15,438	5,149	1,100	733
Other expense	4,704	5,348	6,660	4,814	4,658
Total non-interest expense	13,923	29,787	20,495	15,034	20,623

Income (loss) before income taxes	817	(33,655)	(14,099)	(5,051)	(21,074)
Income tax expense	257	-	-	-	24,032
NET INCOME (LOSS)	$560	$(33,655)	$(14,099)	$(5,051)	$(45,106)
Dividends earned by preferred shareholders and discount accretion	-	680	669	660	654
Gain on retirement of Series A preferred allocated to common shareholders	-	(24,276)	-	-	-
Net income (loss) allocated to common shareholders	$560	$(10,059)	$(14,768)	$(5,711)	$(45,760)

BASIC EARNINGS (LOSS) PER COMMON SHARE:	$0.05	$(67.56)	$(99.19)	$(38.36)	$(307.36)

DILUTED EARNINGS (LOSS) PER COMMON SHARE:	$0.03	$(67.56)	$(99.19)	$(38.36)	$(307.36)

TIB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars and shares in thousands, except per share data)

	As of or For the Quarter Ended
	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
	Successor Company		Predecessor Company
Real estate mortgage loans:
Commercial	$600,372	$605,643	$649,679	$662,875	$680,409
Residential	225,850	228,271	235,423	234,608	236,945
Farmland	12,083	11,889	13,571	13,798	13,866
Construction and vacant land	38,956	43,584	60,698	72,215	97,424
Commercial and agricultural loans	60,642	61,479	68,696	70,660	69,246
Indirect auto loans	28,038	24,748	25,918	25,634	50,137
Home equity loans	29,658	33,367	36,856	37,226	37,947
Other consumer loans	8,730	8,862	9,759	9,592	10,190
Total loans	$1,004,329	$1,017,843	$1,100,600	$1,126,608	$1,196,164

Gross loans	$1,004,630	$1,017,843	$1,101,672	$1,127,615	$1,197,516

Net loan charge-offs (Predecessor Company)	N/A	$12,376	$7,819	$6,179	$19,461
Net loan charge-offs (Successor Company)	$-	N/A	N/A	N/A	N/A

	Successor Company		Predecessor Company
Allowance for loan losses	$402	$-	$27,710	$27,829	$29,083
Allowance for loan losses/ total loans	N/M	N/A	2.52%	2.47%	2.43%
Allowance for loan losses/ loans originated in Successor period	1.76%	N/A	N/A	N/A	N/A
Allowance for loan losses excluding specific reserves	402	N/A	$20,352	$19,514	$20,043
Allowance for loan losses excluding specific reserves/non-impaired loans	N/A	N/A	2.06%	1.92%	1.91%
Non-performing loans	N/A	N/A	$76,632	$55,697	$72,833
Allowance for loan losses/non-performing loans (1)	N/A	N/A	36%	50%	40%
Non-performing loans/gross loans (1)	N/A	N/A	6.96%	4.94%	6.08%
Annualized net charge-offs/average loans	N/A	N/A	2.81%	2.13%	6.40%

Total interest-earning assets	$1,563,640	$1,561,983	$1,532,946	$1,571,804	$1,604,710
Other real estate owned	$25,673	$29,531	$38,699	$41,078	$21,352
Other repossessed assets	$104	$163	$204	$280	$326
Goodwill and intangibles, net of accumulated amortization	$41,405	$41,769	$6,510	$6,899	$7,289

Interest-bearing deposits:
NOW accounts	$175,349	$175,751	$194,663	$197,058	$195,960
Money market	193,904	177,763	171,495	192,127	214,531
Savings deposits	80,674	72,714	73,059	78,649	122,292
Time deposits	719,006	730,059	724,355	700,816	664,780
Non-interest bearing deposits	198,092	171,376	178,159	200,340	171,821
Total deposits	$1,367,025	$1,327,663	$1,341,731	$1,368,990	$1,369,384
(1) As the allowance for loan losses at December 31, 2010 relates to loans originated subsequent to the investment by NAFH and no such loans are considered non-performing, this ratio was not meaningful.

	Successor Company	Predecessor Company
Tax equivalent net interest margin	3.16%	2.85%	2.74%	2.94%	2.76%
Non-interest expense/tax equivalent net interest income and non-interest income	91.76%	224.96%	144.96%	100.49%	128.64%
Average diluted common shares outstanding (basic for quarters ended September 30, 2010, June 30, 2010, March 31, 2010 and December 31, 2009)	18,320	149	148	148	148

	Successor Company		Predecessor Company
End of quarter common shares outstanding	11,817	7,149	149	149	149
Total equity	$176,750	$178,498	$39,036	$50,786	$55,518
Book value per common share	$14.96	$15.18	$22.04	$105.41	$141.63
Tangible book value per common share	$11.45	$9.33	$(21.68)	$59.07	$92.67
Tier 1 capital to average assets - TIB Bank	8.1%	7.8%	3.9%	4.7%	4.8%
Tier 1 capital to risk weighted assets - TIB Bank	13.0%	12.9%	5.9%	6.9%	6.8%
Total capital to risk weighted assets - TIB Bank	13.1%	12.9%	7.1%	8.1%	8.1%

Total assets	$1,756,866	$1,737,183	$1,659,065	$1,690,657	$1,705,407

Successor Company OREO Activity

OREO as of September 30, 2010	$29,531
Real estate acquired	1,992
Property sold	(5,932)
Other	82
OREO as of December 31, 2010	$25,673

TIB FINANCIAL CORP. AND SUBSIDIARIES
QUARTERLY AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Successor Company Quarter Ended December 31, 2010			Predecessor Company Quarter Ended December 31, 2009
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,010,946	$13,722	5.39%	$1,206,286	$16,483	5.42%
Investments	380,126	1,876	1.96%	290,285	2,626	3.59%
Interest bearing deposits	162,159	103	0.25%	104,970	65	0.25%
Federal Home Loan Bank stock	9,572	11	0.46%	10,447	-	0.00%
Fed funds sold and securities purchased under agreements to resell	-	-	0.00%	48	-	0.00%
Total interest earning assets	1,562,803	15,712	3.99%	1,612,036	19,174	4.72%
Non-interest earning assets	192,102			128,094
Total assets	$1,754,905			$1,740,130

Interest bearing liabilities:
NOW	$172,519	$137	0.32%	$184,765	$281	0.60%
Money market	184,597	411	0.88%	208,671	672	1.28%
Savings	75,796	128	0.67%	126,502	593	1.86%
Time	732,516	1,866	1.01%	663,146	4,449	2.66%
Total interest-bearing deposits	1,165,428	2,542	0.87%	1,183,084	5,995	2.01%
Short-term borrowings and FHLB advances	175,503	248	0.56%	200,408	1,284	2.54%
Long-term borrowings	31,516	459	5.78%	63,000	663	4.18%
Total interest bearing liabilities	1,372,447	3,249	0.94%	1,446,492	7,942	2.18%

Non-interest bearing deposits	189,566			173,783
Other liabilities	14,092			16,182
Shareholders’ equity	178,800			103,673
Total liabilities and shareholders’ equity	$1,754,905			$1,740,130

Net interest income and spread		$12,463	3.05%		$11,232	2.54%

Net interest margin			3.16%			2.76%

_______ * Presented on a fully tax equivalent basis